U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
             or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                           Commission File No. 0-27368

                                PREDICT IT, INC.
             (Exact name of registrant as specified in its charter)

                              268 West 44th Street
                            New York, New York 10036
                                 (212) 217-1200
        -----------------------------------------------------------------
               (Address, including zip code and telephone number,
                 including area code, or registrant's principal
                               executive offices)


                          Common Stock, $.01 par value
                          ----------------------------
            (Title of each class of securities covered by this Form)


                                      None
                          -----------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
            appropriate rule provision(s) relied upon to terminate or
                        suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(ii)  [ ]
             Rule 12g-4(a)(2)(ii)   [ ]       Rule 15d-6            [ ]
             Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certification or notice date:

                                       41
                   ------------------------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Predict It, Inc. has caused this certification/notice to be signed on its behalf By the undersigned duly authorized person.


  Dated:   December 18, 2000                  By:  /s/ Andrew Merkatz
           --------------------                    -----------------------
                                                   Name: Andrew Merkatz
                                                   Title:  President